CHASE CORPORATION
26 Summer Street
Bridgewater, MA 02324
TEL:(508)279-1789 - FAX: (508)697-6419
ASE:CCF

CHASE CORPORATION

FOR IMMEDIATE RELEASE

CHASE CORPORATION ANNOUNCES INCREASED REVENUE AND EARNINGS FOR THE NINE-MONTH AND THIRD QUARTER FISCAL 2003 RESULTS. REVENUES AND NET INCOME FOR THE NINE MONTHS HAVE INCREASED 5% AND 29%

Bridgewater, MA - June 20, 2003 - Chase Corporation (ASE: CCF) today reported revenues of $53,401,000 for the first nine months ended May 31, 2003 compared with $50,946,000 for the same period last year. Net Income for the nine months was $3,408,000 as compared to last year's net income of $2,634,000. Third quarter fiscal 2003 revenues were $19,502,000 with net income of $1,243,000 versus revenues of $18,539,000 and net income of $1,157,000 for the like period last year.

CHASE CORPORATION

Periods ended May 31,

	For the Nine Months Ended		For the Three Months Ended
	2003	2002	2003	2002
Revenues	$53,401,000	$50,946,000	$19,502,000	$18,539,000

Net Income	3,408,000	2,634,000	1,243,000	1,157,000

Income per share of Common Stock:
Basic	$0.84	$0.65	$0.31	$0.29
Fully Diluted	$0.82	$0.64	$0.30	$0.28

Average Shares Outstanding
Basic	4,047,000	4,038,000	4,047,000	4,047,000
Diluted	4,159,000	4,136,000	4,159,000	4,143,000

Certain statements in this press release are forward-looking. These may be identified by the use of forward-looking words or phrases such as "believe"; "expect"; "anticipate"; "should"; "planned"; "estimated" and "potential" among others. These forward-looking statements are based on Chase Corporation's current expectations. The Private Securities Litigation Reform Act of 1995 provides "safe harbor" for such forward-looking statements.

Chase Corporation is a diversified, advanced manufacturing company providing a wide-variety of high quality products and services to the specialty chemical, converting and electronic manufacturing industries. The Company's stock is traded on the American Stock Exchange (ASE: CCF).
For further information contact Paula Myers - Shareholder and Investor Relations Department (508) 279-1789 Ext 219